UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GEOVAX LABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are hereby notified that the Annual Meeting of Stockholders of GeoVax Labs, Inc. (“GeoVax” or the “Company”) will be held on May 23, 2024, at 8:30 a.m. local time, at the offices of Womble Bond Dickinson (US) LLP, 1331 Spring Street, NW, Suite 1400, Atlanta, Georgia 30309, for the following purposes:

1.	To elect seven directors to serve until the 2025 Annual Meeting of Stockholders;

2.

To approve, pursuant to Nasdaq listing rules, the issuance of up to 1,408,998 shares of our common stock upon the exercise of a common stock purchase warrant (the “Inducement Warrant”) issued to an institutional investor in connection with the Warrant Exercise and Inducement Letter dated December 2, 2023 (the “Inducement Warrant Exercise Proposal”);

3.	To approve the amendment of the Company’s By-Laws to reduce the quorum requirements from a majority to thirty-three and one-third percent (33 1/3%) (the “By-Laws Amendment Proposal");

4.	To ratify the appointment of Wipfli LLP as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2024; and

5.	To transact such other business as properly may come before the Annual Meeting or any adjournments thereof.

Holders of our common stock owning such shares of record at the close of business on March 25, 2024 are entitled to attend and vote at the Annual Meeting and any continuation or adjournment thereof. The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. The Company does not contemplate discussing any other business at the meeting.

Your vote is very important. Please vote whether or not you plan to attend the Annual Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented. The Notice of Internet Availability of Proxy Materials contains instructions on how to vote online or by telephone. If you have received a paper copy of our proxy materials, please mark, date, and sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our tabulator. You may also vote on-line or by phone by following the instructions contained in the accompanying Proxy Statement. You may attend the Annual Meeting and vote your shares in person if you wish.

By Order of the Board of Directors

Mark W. Reynolds

Corporate Secretary

April 15, 2024

Smyrna, Georgia

GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

PROXY STATEMENT

For The

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2024

This Proxy Statement is furnished in connection with the solicitation of your proxy on behalf of the Board of Directors (the “Board”) by GeoVax Labs, Inc., a Delaware corporation (“GeoVax” or the “Company”), for use at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Womble Bond Dickinson (US) LLP, 1331 Spring Street, NW, Suite 1400, Atlanta, Georgia 30309, on May 23, 2024, at 8:30 a.m. local time and at any adjournment or postponement thereof. Our Board of Directors has fixed the close of business on March 25, 2024 as the record date (“Record Date”) for determining GeoVax stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting. On or about April 15, 2024, the Company started mailing to its stockholders the Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy card, and our Annual Report on Form 10-K (collectively, the “Proxy Materials”). The Proxy Materials are available online at www.proxyvote.com. Stockholders who receive a paper copy of the Proxy Materials, including this Proxy Statement and a form of proxy card or instruction card, may vote online, by telephone or by mail.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What Am I Voting On?

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following proposals:

1.	To elect seven directors to serve until the 2025 Annual Meeting of Stockholders;
2.

To approve, pursuant to Nasdaq listing rules, the issuance of up to 1,408,998 shares of our common stock upon the exercise of a common stock purchase warrant (the “Inducement Warrant”) issued to an institutional investor in connection with the Warrant Exercise and Inducement Letter dated December 2, 2023 (the “Inducement Warrant Exercise Proposal”);

3.	To approve the amendment of the Company’s By-Laws to reduce the quorum requirements from a majority to thirty-three and one-third percent (33 1/3%) (the “By-Laws Amendment Proposal");
4.	To ratify the appointment of Wipfli LLP as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2024; and
5.	To transact such other business as properly may come before the Annual Meeting or any adjournments thereof.

Who is Entitled to Vote?

Holders of our common stock as of the Record Date may vote at the Annual Meeting. Holders of our common stock have one vote for each share of common stock held on the Record Date. See “How Do I Cast My Vote?” below.

How Does the Board Recommend I Vote?

The Board recommends that you vote your shares:

●	“FOR” the election of the director nominees;
●	“FOR” the Inducement Warrant Exercise Proposal;
●	“FOR” the By-Laws Amendment Proposal; and
●	“FOR” the proposal to ratify the selection of Wipfli LLP as our independent registered public accounting firm;

You should carefully consider the detailed discussion of these proposals contained later in this Proxy Statement before voting your shares. If no instructions are indicated, your proxy will be voted FOR each proposal.

How Do I Cast My Vote?

Persons who hold shares of our common stock directly on the Record Date and not through a broker, bank or other financial institution (“Record Holders”) may vote by the following methods:

●

Vote by Internet - Over the Internet, by going to www.proxyvote.com. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

●

Vote by Telephone - Over the telephone, by dialing 1-800-690-6903 from any touch-tone telephone. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you call and follow the instructions.

●

Vote by Mail - By mail using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717. When the proxy card is properly executed, dated, and timely returned, the shares it represents will be voted in accordance with its instructions.

●	Vote by Attendance- By attending the Annual Meeting in person and voting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on May 22, 2024.

Persons who hold shares of our common stock indirectly on the Record Date through a brokerage firm, bank or other nominee (“Beneficial Holders” or “Street Name Holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other nominees that do not receive voting instructions from Beneficial Holders may not vote on any proposal on which the brokerage firm, bank or other nominee does not have discretionary authority to vote (a “Broker Non-Vote”). A large number of brokerage firms, banks and other nominees participate in online programs which provide the opportunity to vote over the Internet or by telephone to eligible Beneficial Holders. Beneficial Holders who elect to access the proxy materials electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive instructions from their brokerage firm, bank or other nominee on how to access the stockholder information and voting instructions. In order to vote shares held by a Beneficial Holder in person at the Annual Meeting, a proxy issued in the owner’s name must be obtained from the stockholder of record (typically your brokerage firm, bank or other nominee) and presented at the Annual Meeting.

Will Stockholders Be Asked to Vote on Any Other Matters?

We do not anticipate that any other matters will be considered at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.

May I Revoke My Proxy?

You may revoke your vote at any time before your proxy is voted at the Annual Meeting. The action you must take to revoke your vote will be different depending on whether your shares are held by you directly as the Record Holder or if your shares are held in “street name” by a brokerage firm, bank or other nominee on your behalf.

If you are the Record Holder of your shares, you may change your vote by:

●	Signing another proxy card with a later date and returning it to us prior to the meeting;
●	Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Daylight Time, on May 22, 2024;
●	Attending the meeting and notifying the election official that you wish to revoke your proxy and vote in person; or
●	Sending a written revocation or a duly executed proxy bearing a later date to us at our principal offices.

If your shares are held in “street name” by a brokerage firm, bank or other nominee on your behalf, you should follow the instructions provided by your brokerage firm, bank or other nominee for revoking your proxy.

What is the Quorum Requirement for the Annual Meeting?

We need a quorum of stockholders in order to hold the Annual Meeting. A quorum exists when at least a majority of the outstanding shares of our common stock entitled to vote are represented, either in person or by proxy, at the Annual Meeting. As of the Record Date, there were 2,308,309 shares of our common stock outstanding and entitled to vote. Accordingly, 1,154,155 shares of our common stock must be present either in person or by proxy for a quorum. Abstentions and Broker Non-Votes will be counted as present for purposes of determining the presence of a quorum.

If a quorum is not present or represented at the meeting, the Chairman of the meeting or the stockholders holding a majority in voting power of the shares of common stock entitled to vote and present in person or represented by proxy have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

What Vote is Required for Approval of the Proposals?

Assuming the presence, in person or represented by proxy, of a quorum:

●

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting if a quorum is present. Stockholders do not have cumulative voting rights in connection with the election of directors. This means that the seven nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal;

●

The Inducement Warrant Exercise Proposal will be approved by stockholders if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the vote on this proposal;

●

The By-Laws Amendment Proposal will be approved by stockholders if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the vote on this proposal; and

●

The selection of our independent registered public accounting firm will be ratified by stockholders if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions are not considered as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, there will be no broker non-votes with respect to this proposal, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

What Does It Mean if I Receive More Than One Notice of Annual Meeting of Stockholders or One Proxy Card?

Your shares are probably registered in more than one account. You should vote all of your shares.

Where Do I Find the Voting Results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Annual Meeting.

Who Will Pay the Costs of Soliciting Proxies for the Annual Meeting?

The cost of preparing, emailing, assembling and mailing this Proxy Statement and the form of proxy will be borne by GeoVax. Directors, officers and employees of GeoVax may also solicit proxies personally or by mail, telephone, or electronic means. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. GeoVax may also engage a third-party vendor to solicit proxies from brokerage firms, banks, institutional and individual holders of shares; the Company will bear the cost of such solicitation.

PROPOSAL 1
ELECTION OF DIRECTORS

Our By-Laws provide that the members of the Board of Directors are to be elected at each annual meeting of stockholders and are to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

Director Nominees

In accordance with the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors has nominated David A. Dodd, Randal D. Chase, Ph.D., Dean G. Kollintzas, Nicole Lemerond, Robert T. McNally, Ph.D., Jayne Morgan, M.D., and John N. Spencer, Jr. for reelection as directors of GeoVax to serve until the 2025 Annual Meeting of Stockholders, until each of their successors are elected and qualified, or until their earlier death, resignation or removal. Information concerning the director nominees is set forth below under “Corporate Governance – Composition of the Board”. We believe that the nominees will be available and able to serve as directors. In the event that any nominee is unable to serve (which is not anticipated), the holder of your proxy will cast votes for such other persons as they may select.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE

The Company’s By-Laws provide that the number of members of our Board of Directors shall be determined from time to time by resolutions of the Board of Directors but shall not be less than three or more than nine. Our Board of Directors currently has seven members.

Composition of the Board

The following table sets forth certain information with respect to each of our directors and director nominees:

Name	Age	Current Position
David A. Dodd	74	Chairman of the Board of Directors, President and Chief Executive Officer
Randal D. Chase, Ph.D. (1)(2)(3)	74	Independent Director
Dean G. Kollintzas (2)(3)	50	Independent Director
Nicole Lemerond (3)	48	Independent Director
Robert T. McNally, Ph.D. (1)(2)	76	Independent Director
Jayne Morgan, M.D. (2)	61	Independent Director
John N. Spencer, Jr. (1)(3)	83	Independent Director

(1)	Member of the Compensation Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Audit Committee of the Board of Directors.

David A. Dodd. Mr. Dodd joined the Board of Directors in March 2010, becoming Chairman of our Board of Directors on January 1, 2011. Effective September 5, 2018, Mr. Dodd became our President and Chief Executive Officer, following Dr. McNally’s retirement. His executive management experience in the pharmaceutical and biotechnology industries spans more than 40 years. From September 2017 to April 2018, he served as Chief Executive Officer, and as a member of the Board of Directors of Medizone International, Inc. (“Medizone”), a developer and manufacturer of disinfectant systems. On April 20, 2018, Medizone announced that certain of its creditors had commenced an involuntary bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code against Medizone. The creditors included Medizone’s former Chairman and Chief Executive Officer and its former Director of Operations. From April 2013 to July 2017, Mr. Dodd served as President and Chief Executive Officer, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. He was Chairman of the Board of Directors of Aeterna Zentaris, Inc. from May 2014 to May 2016, and continued to serve as a member of its Board of Directors until May 2018. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive officer and Chairman of BioReliance Corporation, a leading provider of biological safety and related testing services. From October 2006 to April 2009, he served as non-executive Chairman of Stem Cell Sciences Plc., where he oversaw the development and implementation of a strategic growth plan, implementation of an experienced executive team, and the sale of the company to Stem Cells, Inc. in April 2009. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For the five years prior, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. He is also the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. Mr. Dodd holds Bachelor of Science and Master of Science degrees from Georgia State University and completed the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry and his involvement as an officer and director of the Company, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Randal D. Chase, Ph.D. Dr. Chase joined the Board of Directors in March 2015. Dr. Chase is an experienced pharmaceutical and biotechnology executive who currently serves as a business advisor and consultant to companies in the life science sector. From February 2017 to April 2018, Dr. Chase was President and Chief Executive Officer of Advanced Proteome Therapeutics Corporation, a publicly-held biopharmaceutical company; he served as a member of that company’s board of directors from 2015 to April 2018. He served as Chairman of the Board for Medicago, Inc. until its sale to Mitsubishi Tanabe Pharma Corporation in 2013. From 2006 to 2011, he served as President and Chief Executive Officer of Immunovaccine, Inc., a clinical-stage biotechnology company developing vaccines against cancer and infectious diseases. Dr. Chase is also a former president of Shire Biologics, North American Vaccine, Pasteur Merieux Connaught, and Quadra Logic Technologies, Inc. His early career was at Bristol Myers and Glaxo Pharmaceuticals. Dr. Chase holds a Bachelor of Sciences degree in biochemistry from Bishop’s University and a Ph.D. in biochemistry from the University of British Columbia. Dr. Chase completed a post-doctoral fellowship at the McArdle Cancer Institute of the University of Wisconsin. He also attended the Senior Executive Program of the London Business School in the United Kingdom. The Board of Directors has concluded that Dr. Chase should serve on the Board of Directors due to his extensive leadership experience in the pharmaceutical industry, and the vaccine industry in particular.

Dean G. Kollintzas. Mr. Kollintzas joined the Board of Directors in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has been in private practice. In 2014, he founded Procare Clinical, LLC, a clinical trial management company headquartered in Naperville, IL. Mr. Kollintzas holds a microbiology degree from the University of Illinois and a J.D. from the University of New Hampshire School of Law. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors due to his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

Nicole Lemerond. Ms. Lemerond joined the Board of Directors in August 2022. Ms. Lemerond is a public company board director and financial executive with over 25 years of experience in investment management, private equity, investment banking, mergers/acquisitions, and leveraged finance. She also serves as a director for MediciNova, Inc. and InMed Pharmaceuticals, Inc., where she chairs the Compensation Committees and serves on the Audit Committees. Most recently, Ms. Lemerond served as Managing Partner of NV Capital from February 2010 to August 2022. Prior to that she worked for The Carlyle Group and Lehman Brothers. She has significant corporate governance experience and during her tenure as a board member, she has advised companies and management teams on multiple equity financings and capital raises, various business development opportunities and the hiring / onboarding of new c-suite executives and auditors. Ms. Lemerond has had significant experience in many different facets of finance throughout her career, working with both public and private company management teams and boards to increase stakeholder value. She has led diligence on and executed M&A, Reg D and leveraged finance transactions, totaling over $3 billion while at Lehman Brothers and The Carlyle Group. In addition, she established and led healthcare groups at leading investment firms in the process, raising over $1 billion of capital from institutional investors for these investment funds. Ms. Lemerond holds a Bachelor of Science degree from Cornell University and is a CFA Charterholder. The Board of Directors has concluded that Ms. Lemerond should serve on the Board of Directors due to her extensive experience in investment management and her experience working with management teams to increase stakeholder value.

Robert T. McNally, Ph.D. Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008, a position he held until his retirement in September 2018. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was a co-founder and Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. He has over 35 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs. Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, served on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a state trade association. Dr. McNally holds a Bachelor of Science in engineering from Villanova University and his Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his involvement with the Company as its former President and Chief Executive Officer.

Jayne Morgan, M.D. Dr. Morgan joined the Board of Directors in December 2022. She is a Cardiologist and the Executive Director of Health and Community Education at the Piedmont Healthcare Corporation in Atlanta, GA, the largest healthcare system in Georgia. Within this role she serves to address health literacy and information both internally to the 35,000 employee system, as well as to external stakeholders. Previously she served as the system Covid vaccine expert as the Executive Director of the Covid Task Force, analyzing the science and data from Piedmont and nationally, publishing 5 scientific articles, and driving efforts at addressing vaccine hesitancy and increasing vaccine uptake. In doing so, she created a social media series called The Stairwell Chronicles, providing up to date medical and scientific information in an easy to understand format.  Dr. Morgan is the recipient of several awards acknowledging her work in providing accurate science and medicine to all communities including the NAACP Award, the National Women’s Empowerment Award, the Atlanta Business Chronicle Award, and the Medical Association of GA Humanitarian Award. Further she serves as a CNN medical expert, holds an appointment as an Adjunct Assistant Professor of Medicine at The Morehouse School of Medicine, was selected to support the Department of Health in its series of “Ask The Experts”, and has been a diligent and long-time advocate for health equity for all communities via access to clinical trials. Dr. Morgan further serves on the Board of Georgia Bio, the Medical Association of Atlanta, and the National Board of the American Heart Association Diversity and Inclusion. Dr. Morgan is published in the areas of Congenital Heart Disease, Interventional Cardiology, and Covid19; serves as the Health Equity Advisor for Moderna, and is on Steering Committees of both Pfizer, and Novartis, where she also serves as the National Lead of the Horizon trial (Novartis). Previously she served as the Chief Medical Officer of the American Chemistry Council, Cardiology advisor to the MitraClip Team at Abbott Labs, the Global Director of the Cardiorenal Division of Solvay Pharmaceuticals, the Assistant Professor of Medicine at the Cleveland Clinic, and the first African American President of the Southeast Life Sciences Association (single largest biotech association in the Southeast). Dr. Morgan completed her B.S. degree at Spelman College, Medical Degree at Michigan State University, Internal Medicine Residency at George Washington University and her Cardiology and Pacemaker Fellowships at Mount Sinai Medical Center. The Board of Directors has concluded that Dr. Morgan should serve on the Board of Directors due to her medical background and experience.

John N. (Jack) Spencer, Jr., CPA. Mr. Spencer joined the Board of Directors in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young LLP where he spent more than 38 years until he retired in 2000. Mr. Spencer holds a Bachelor of Science degree from Syracuse University, and MBA from Babson College. He also attended the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young LLP where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for making recommendations on nominees for election as directors to the Board of Directors. We do not have specific minimum qualifications that a person must meet in order to serve on our Board of Directors, nor do we have a formal policy about the consideration of any director candidates recommended by stockholders. However, our Nominating and Governance Committee, and our Board of Directors, believe that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. Each director must also be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties. Further, our Board of Directors is intended to encompass a range of talents, experience, skills, backgrounds, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of GeoVax and its stockholders. We do not have a formal policy on Board diversity as it relates to race, gender, or national origin.

GeoVax considers persons for nomination for election to the Board of Directors from any source, including stockholder recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has made the recommendation. Consideration of nominee candidates typically involves a series of internal discussions, a review of information concerning candidates, and interviews with selected candidates. To date, no third parties have been engaged to assist us in finding suitable candidates to serve as directors. All of our nominees are directors standing for re-election. The nomination of each director was recommended by the Nominating and Governance Committee, and the Board of Directors followed the recommendation.

Our Nominating and Governance Committee will consider stockholder recommendations for directors sent to GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, Attention: Chairman of the Nominating and Governance Committee. Any recommendation from a stockholder should include the name, background and qualifications of such candidate and should be accompanied by evidence of such stockholder’s ownership of GeoVax’s common stock. The Nominating and Governance Committee may ask for additional information.

A stockholder making any proposal shall also comply with all applicable requirements of the Securities Exchange Act of 1934.

Director Independence

The Board of Directors has determined that Mr. Chase, Mr. Kollintzas, Ms. Lemerond, Dr. McNally, Dr. Morgan and Mr. Spencer are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Board Structure, Leadership, and Committees

Our Board of Directors, as a whole, and acting through its committees, has responsibility for management of our business and affairs. The offices of Chairman of the Board and of President and Chief Executive Officer are currently not separate, with Mr. Dodd serving in both capacities. The Board is of the view that Mr. Dodd’s knowledge of the Company, together with his experience, make him the best candidate for each role. As circumstances and available personnel change, the Board may separate the roles. Our Chairman of the Board and our executive officers communicate regularly with each other and with our Board of Directors. We believe the relatively small number of directors, executive officers and employees, and their interaction, facilitate information sharing and decision-making with respect to most aspects of our operations, including oversight of risk management.

Board of Directors. The Board of Directors held six meetings during 2023. Each director attended at least 75% of the total meetings of the Board and the committees on which they served during 2023. We strongly encourage, but we do not require, our directors to attend each annual meeting of stockholders. All of our then-serving directors attended our last annual meeting of stockholders held on August 1, 2023 in person or by teleconference.

Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee has been delegated formal authority and responsibility for overseeing certain elements of risk, as described below.

Audit Committee. The separately-designated standing Audit Committee of the Board provides assistance to the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal control over financial reporting; (iii) the Company’s compliance with legal and regulatory requirements; and (iv) oversight of the independent registered public accounting firm, including its qualifications, independence and performance, appointment, compensation, and retention. The Audit Committee is responsible for reviewing our policies with respect to risk assessment and risk management, and for monitoring our business risk practices. It has appropriate funding, and the authority to engage independent counsel and other advisers. It also prepares the Audit Committee reports that SEC proxy rules require for the Company’s proxy statements. Our Audit Committee is currently comprised of Mr. Spencer (Chairman), Mr. Chase, Mr. Kollintzas, and Ms. Lemerond. Our Board of Directors has determined that each member of the committee is independent in accordance with the criteria of independence set forth in Section 301(3)(B) of the Sarbanes-Oxley Act of 2002, and Rule 5605(c)(2) of the Nasdaq Listing Rules and that Mr. Spencer and Ms. Lemerond each qualify as an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee has adopted a charter, a current copy of which is available on our website at www.geovax.com.The Audit Committee held four meetings during 2023.

Compensation Committee. The Compensation Committee has responsibility for matters relating to the fair and competitive compensation of the Company’s executives, employees and non-employee directors, as well as our benefit plans. The Committee consults with the Company’s President and Chief Executive Officer but does not delegate the authority to set executive compensation. Our Chief Executive Officer and Chief Financial Officer assist our Compensation Committee in evaluating the performance of other executive officers and by providing information to directors as and when requested. Members of our Compensation Committee undertake to verify such information prior to referring to it in determining executive compensation. The compensation of our Chief Executive Officer is determined by our Compensation Committee based on our Compensation Committee’s evaluation of his performance and with reference to such external or competitive data as they consider necessary. The compensation of the other named executive officers is determined by our Compensation Committee based on its evaluation of their individual performance and the recommendations of our Chief Executive Officer and Chief Financial Officer. Our Compensation Committee applies discretion in determining compensation for our executives. Our Compensation Committee is currently comprised of Mr. Chase (Chairman), Dr. McNally, and Mr. Spencer. The Compensation Committee has adopted a charter, a current copy of which is available on our website at www.geovax.com. The members of the Compensation Committee are independent, as required by the Compensation Committee Charter. They also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Security Exchange Act of 1934 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee held one meeting during 2023.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in fulfilling its responsibilities of: (i) identifying individuals qualified to become directors and committee members; (ii) recommending director nominees to the Board of Directors; (iii) developing and recommending approval of policies relating to, and generally overseeing matters of, corporate governance; and (iv) leading the Board of Directors in its annual review of the Board of Directors and its committees. The Nominating and Governance Committee consists of Dr. McNally (Chairman), Mr. Chase, Mr. Kollintzas, and Dr. Morgan. The Nominating and Governance Committee has adopted a charter, a current copy of which is available on our website at www.geovax.com. Our Board of Directors has determined that each member of the committee is independent as required by its charter. The Nominating and Governance Committee held two meetings during 2023.

Board Diversity

The following matrix presents the Board’s diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. As shown below in the board diversity matrix, the Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f). As we pursue future Board recruitment efforts, the Nominating and Governance Committee will continue to seek out candidates who can contribute to the diversity of views and perspectives of the Board. This includes seeking out individuals of diverse ethnicities, a balance in terms of gender, and individuals with diverse perspectives informed by other personal and professional experiences.

Board Diversity Matrix
Total Number of Directors	7
Part I: Gender Identity	Male	Female	Non-Binary	Gender Undisclosed
Directors	5	2	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or American Indian	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	5	1	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Undisclosed	-	-	-	-

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to GeoVax Labs, Inc., c/o Audit Committee Chair, 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080. Communications sent to individual directors must clearly indicate the name of the director for whom they are intended. Unless marked “Confidential”, we screen mail addressed to the Board, its Committees, or any specified individual director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria is required to be forwarded to the appropriate director or directors. If marked “Confidential”, these communications will not be screened by management before they are delivered to the Audit Committee Chair. Stockholders who wish to submit director nominees for consideration by the Nominating and Governance Committee should follow the directions at “Director Nomination Process.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted a written Code of Business Conduct and Ethics, a copy of which is available on our website at www.geovax.com. The Company will provide a copy of the Code of Ethics upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Corporate Secretary. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires certain companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place.

The Company will post on its website, www.geovax.com, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the code; or (v) accountability for adherence to the Code of Ethics. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No such waivers were granted in 2023.

Delinquent Section 16(a) Reports

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for the year ended December 31, 2023 were complied with by each person who at any time during the period was a director or an executive officer or held more than 10% of our common stock, except for the following: due to an administrative error, each of the members of the Board of Directors (David Dodd, Randal Chase, Dean Kollintzas, Nicole Lemerond, Robert McNally, Jayne Morgan and Jack Spencer), as well certain of the Company’s executive officers (Kelly McKee, Mark Newman, Mark Reynolds and John Sharkey) did not initially report the grant of stock options due to be reported by August 3, 2024; the required Form 4s for these grants were filed on August 14, 2023.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers:

Name	Age	Current Position
David A. Dodd	74	Chairman of the Board of Directors, President and Chief Executive Officer
Kelly T. McKee M.D.	74	Chief Medical Officer
Mark J. Newman, Ph.D.	69	Chief Scientific Officer
Mark W. Reynolds, CPA	62	Chief Financial Officer and Corporate Secretary
John W. Sharkey, Ph.D.	67	Vice President, Business Development

David A. Dodd. Mr. Dodd joined the Board of Directors in March 2010, becoming Chairman of our Board of Directors on January 1, 2011. Effective September 5, 2018, Mr. Dodd became our President and Chief Executive Officer. Mr. Dodd’s full biographical information is set forth above under “Corporate Governance – Composition of the Board.”

Kelly T. McKee, M.D. Dr. McKee was appointed as our Chief Medical Officer effective January 6, 2022 and served in that role on a part-time consulting basis until becoming a full-time employee effective March 1, 2023. Dr. McKee has over 30 years of experience in research and development, with specific expertise in vaccines, emerging diseases, biodefense, and respiratory viral infections. His progressive clinical research experience began in 1981 at Fort Detrick, Frederick, MD., United States, where he held a variety of leadership positions in virology, immunology, preventive medicine, and clinical research and development with the U.S. Army, retiring as a Colonel in 2001. Dr. McKee subsequently served as State Epidemiologist in North Carolina, and as Senior Director of Clinical Research at DynPort Vaccine Company. He then held multiple leadership roles, including Vice President and Managing Director of Public Health and Government Services, and Vice President for Vaccines and Public Health in the Infectious Diseases and Vaccines Center of Excellence, at Quintiles/QuintilesIMS (now IQVIA) for more than 10 years. Since 2017 he has provided contract clinical development and medical advisory services to biopharmaceutical industry in infectious diseases and related areas. Dr. McKee earned an M.D. from the University of Virginia School of Medicine, and a Master of Public Health from Johns Hopkins University School of Hygiene and Public Health in Baltimore, MD. He has authored or co-authored more than 100 peer-reviewed publications and book chapters.

Mark J. Newman, Ph.D. Dr. Newman joined the Company as our Chief Scientific Officer on August 25, 2020 on a part-time basis, becoming a full-time employee effective March 1, 2022. Dr. Newman, who previously served the Company as vice president of research and development from 2010 to 2013, worked for the Company on a part-time basis until March 2022, at which time he became a full-time employee. Prior, he served senior management positions at PaxVax, Pharmexa A/S, Epimmune, Vaxcel, Apollon, and Cambridge Biotech. During his 30-year career he shepherded the development of experimental vaccine and adjuvant products through preclinical research and into Phase 1 & 2 clinical testing. He is widely published in peer review publications and holds 10 U.S. patents. He holds a dual B.Sc/M.Sc. degree in Agriculture and Pre-Veterinary Medicine from the Ohio State University and a his Ph.D. in Immunology at the John Curtin School for Medical Research, The Australian National University, Canberra.

Mark W. Reynolds, CPA. Mr. Reynolds joined the Company in October 2006 as Chief Financial Officer and Corporate Secretary. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for HealthWatchSystems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds worked for CytRx Corporation, a publicly-held biopharmaceutical company, where he first served as Controller and then as Chief Financial Officer. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and holds a Master of Accountancy degree from the University of Georgia.

John W. Sharkey, Ph.D. Dr. Sharkey joined the Company as our Vice President, Business Development, effective June 13, 2022. Prior to his current appointment, he served as our part-time Head of Business Development pursuant to a consulting agreement. Previously, as CEO of Largent Health, LLC, he oversaw the development strategy for three 510(k) medical devices incorporating a proprietary antimicrobial technology, eventually leading to the registration and commercial launch of the 1st FDA cleared dental cavity cleanser with antimicrobial claims. In 2010, Dr. Sharkey founded Cogas Consulting, LLC, a consultancy providing executive management, technical development, regulatory and business development services to small and mid-size pharma and medical device companies. He has also assisted several companies in their financing activities. Prior to the above, he held senior executive positions within both Novartis and Shionogi and was involved in several notable partnering transactions including Novartis obtaining European rights to Lucentis® as well obtaining global rights to Focalin® and Focalin® XR and Shionogi’s global license for Osphena®. Dr. Sharkey holds a Ph.D. in Chemistry from the University of Buffalo and a B.S. in Chemistry from the State University of New York at Oneonta.

EXECUTIVE COMPENSATION

The following tables and disclosures set forth the compensation and certain other information with respect to: (1) our principal executive officer; and (2) our two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers as of December 31, 2023. We refer to these officers as our “Named Executive Officers.”

Summary Compensation Table

The following table sets forth information concerning the total employee compensation earned during 2023 and 2022 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)		All Other Compensation ($)		Total ($)
David A. Dodd	2023	$371,000	$-	$-		$13 200	(7)	$384,200
President and CEO	2022	309,000	154,500	183,000	(4)	5,515	(7)	652,012
Kelly T. McKee, MD (2)	2023	356,367	-	-		4,667	(7)	361,034
Chief Medical Officer	2022	351,600	-	10,980	(5)	-		362,580
Mark J. Newman, PhD (3)	2023	291,500	-	-		-		291,500
Chief Scientific Officer	2022	254,166	110,000	73,200	(6)	-		437,366
(1)

Represents the grant date fair value of the stock options for financial statement reporting purposes. See footnotes 2 and 6 to our consolidated financial statements for the year ended December 31, 2023 for a discussion of the assumptions made and methods used for determining stock compensation values.

(2)

Dr. McKee became our Chief Medical Officer effective January 15, 2022 on a part-time consulting basis, becoming a full-time employee effective March 1, 2023. The amounts reported in the table above include payments made to Dr. McKee pursuant to his consulting agreement as well as pursuant to his employment.

(3)	Dr. Newman became our Chief Scientific Officer effective August 25, 2020 on a part-time basis, becoming a full-time employee effective March 1, 2022.
(4)	Represents the grant date fair value for stock options granted on December 7, 2022 for 250,000 shares with an exercise price of $0.755 per share, vesting over a three-year period.
(5)	Represents the grant date fair value for stock options granted on December 7, 2022 for 15,000 shares with an exercise price of $0.755 per share, vesting over a three-year period
(6)	Represents the grant date fair value for stock options granted on December 7, 2022 for 100,000 shares with an exercise price of $0.755 per share, vesting over a three-year period.
(7)	Represents employer matching contributions to the Company’s 401(k) retirement plan.

Employment Agreements

David A. Dodd. Mr. Dodd serves as our President and Chief Executive Officer under an employment agreement dated September 1, 2018. The employment agreement has no specified term. The employment agreement provides for an annual base salary to Mr. Dodd (currently $371,000), subject to periodic increases as determined by the Board. Mr. Dodd is also eligible for an annual bonus, as determined by the Board. Mr. Dodd is eligible for annual grants of awards from our equity incentive plans as determined by the Board. Mr. Dodd also is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Mr. Dodd provides that we will pay severance compensation to Mr. Dodd in the event his employment is terminated by the Company without cause or by Mr. Dodd with good reason (as defined in the agreement). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason, then we would pay (a) an amount in cash equal to three times his then base salary and target annual bonus and (b) all stock option grants held by Mr. Dodd will be fully vested. The agreement also addresses his compensation upon termination if there is a change in control (as defined). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason at any time during the three month period which immediately precedes a change in control (as defined) or during the one year period following a change in control, then we would also pay Mr. Dodd an amount in cash equal to (x) three times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (y) a tax gross-up payment (if an excise tax is imposed by § 4999 of the Internal Revenue Code or any related interest or penalties are incurred by him).

Kelly T. McKee, MD. Dr. McKee serves as our Chief Medical Officer under an employment agreement dated March 1, 2023. The employment agreement has no specified term. The employment agreement, as amended, provides for an annual base salary to Dr. McKee (currently $350,000), subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. McKee is eligible for annual grants of awards from our equity incentive plans as determined by the Board. Dr. McKee is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Dr. McKee provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service. Additionally, if we terminate Dr. McKee’s employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, (c) full, complete vesting of all stock options, restricted stock grants or other equity or equity-type grants, and (d) a tax gross-up payment (if an excise tax is imposed by §4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by him.

Mark J. Newman, PhD. Dr. Newman serves as our Chief Scientific Officer under an employment agreement dated August 25, 2020, which was amended and restated effective March 1, 2022. The employment agreement has no specified term. The employment agreement, as amended, provides for an annual base salary to Dr. Newman (currently $291,500), subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Newman is eligible for annual grants of awards from our equity incentive plans as determined by the Board. Dr. Newman is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Dr. Newman provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service. Additionally, if we terminate Dr. Newman’s employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, (c) full, complete vesting of all stock options, restricted stock grants or other equity or equity-type grants, and (d) a tax gross-up payment (if an excise tax is imposed by §4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by him.

Outstanding Equity Awards

GeoVax has awarded stock options to its senior management and other employees, pursuant to the GeoVax Labs, Inc. 2020 Stock Incentive Plan (the “2020 Plan”) and the 2023 Stock Incentive Plan (the “2023 Plan”). Each of the 2020 Plan and 2023 Plan were adopted by the Board on June 19, 2020 and December 7, 2022, respectively, to provide equity-based and/or incentive awards to selected employees, directors, and independent contractors of the Company or its affiliates. The terms of these awards typically provide for vesting over a defined period of time and the options expire if not exercised within ten years from the date of grant. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective judgment of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment. The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers that were outstanding as of December 31, 2023. The table also includes warrants, if any, granted to our Named Executive Officers upon payment of deferred compensation.

Option Awards
	Number of Securities Underlying Unexercised Options
Name	(#) Exercisable		(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Dodd	5,555		11,112	(1)	$11.33	12/7/32
	4,578		2,289	(2)	57.30	12/7/31
	18,200		-		41.85	12/2/30
	5,458	(3)	-		75.00	9/29/25
Kelly McKee, MD	333		667	(1)	11.33	12/7/32
Mark Newman, PhD	2,222		4,445	(1)	11.33	12/7/32
	1,142		572	(2)	57.30	12/7/31
	2,334		-		41.85	12/2/30
(1)	The unexercisable portion of these stock options will vest in equal installments on December 7, 2024 and 2025.
(2)	The unexercisable portion of these stock options will vest on December 7, 2024.
(3)	Represents stock purchase warrants granted as partial payment of deferred compensation on September 29, 2020.

Each of the 2020 Plan and 2023 Plan contains provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in such plans, (i) outstanding options or other awards may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to the 2020 Plan or 2023 Plan, as applicable, participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property. In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the 2020 Plan or 2023 Plan, as applicable, will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plans will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to 2020 Plan participants under the 2020 Plan or 2023 Plan participants under the 2023 Plan, as applicable, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets. If the Company had experienced a change-in-control event as described in each of the 2020 Plan and 2023 Plan on December 31, 2023, the value of accelerated options the Named Executive Officers, based on the difference between the closing price of our common stock on the Nasdaq Stock Market on December 31, 2023, and, if lower, the exercise price per share of each option for which vesting would be accelerated for each Named Executive Officer, would be an aggregate of $-0-.

Pay Versus Performance

The following tables and related disclosures provide information about (i) the total compensation of our CEO (our principal executive officer), and our other Named Executive Officers (“other NEOs”), as presented in the table under "Executive Compensation - Summary Compensation Table" (“SCT”), (ii) the “compensation actually paid” (“CAP”) to our CEO and our other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules, (iii) certain financial performance measures, and (iv) the relationship of CAP to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and does not necessarily reflect value actually realized by the executives or how our compensation committee evaluates compensation decisions in light of company or individual performance.

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (3)	Net Income (Loss) (4)
2023	$384,200	$334,063	$326,267	$314,994	$10.68	$(25,966,762)
2022	652,012	293,263	429,383	310,696	18.64	(14,021,125)
2021	677,110	1,032,901	363,543	468,669	107.10	(18,570,317)

(1)

These amounts reflect (i) the total compensation reported in the SCT for the applicable year in the case of our CEO; and (ii) the average of the total compensation reported in the SCT for the applicable year for our other NEOs. For 2023, 2022 and 2021, Mr. Dodd was the CEO. Drs. McKee and Newman are the other NEOs for 2023. Dr. Newman and Mr. Reynolds are the other NEOs for 2022 and 2021.

(2)

These amounts reflect the amount of CAP for our CEO and other NEOs as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine CAP:

	2023		2022		2021
	CEO	Average for Other NEOs	CEO	Average for Other NEOs	CEO	Average for Other NEOs
SCT Total Pay	$384,200	$326,267	$652,012	$429,383	$677,110	$363,543
Deduct value of equity awards granted during the year as reported in the SCT	-	-	(183,000)	(73,200)	(295,610)	(106,047)
Add year-end value of unvested equity awards granted during the year	-	-	152,250	60,900	277,482	99,544
Add change in value of unvested equity awards granted in prior years	(57,530)	(12,159)	(348,772)	(112,837)	232,960	69,548
Add change in value of equity awards granted in prior years that vested during the year	7,393	886	20,773	6,450	140,959	42,081
Compensation Actually Paid	$334,063	$314,994	$293,263	$310,696	1,032,901	468,669

(3)	Total shareholder return (“TSR”) represents the value on the last trading day of each of 2023, 2022 and 2021 of an investment of $100 in our common stock on the last trading day of 2020.
(4)	The dollar amounts reported represent the amount of net loss reflected in our consolidated audited financial statements for the applicable year.

Analysis of Information Presented in the Pay Versus Performance Table

The graphs below illustrate the relationship between the CAP for our CEO and the average CAP for our other NEOs, versus (i) our TSR, and (ii) our net income (loss) for the years ended December 31, 2023, 2022 and 2021. TSR amounts reported in the graph assume an initial fixed investment of $100 at December 31, 2020.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of March 25, 2024 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	134,609	$28.41	200,000
Equity compensation plans not approved by stockholders (1)	18,203	$75.00	-0-
(1)	Represents stock purchase warrants issued in 2020 as part of deferred salary conversions by executive officers and non-employee directors.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2023 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randal D. Chase	$47,500	$-	-	-	-	$47,500
David A. Dodd (1)	-	-	-	-	-	-
Dean G. Kollintzas	37,500	-	-	-	-	37,500
Nicole Lemerond	32,500	-	-	-	-	32,500
Robert T. McNally	47,500	-	-	-	-	47,500
Jayne Morgan	30,000	-	-	-	-	30,000
John N. Spencer, Jr.	45,000	-	-	-	-	45,000
(1)

As discussed below under “Director Compensation Plan” directors who are employees of the Company receive no compensation for their service as directors. As President and CEO, Mr. Dodd therefore receives no compensation for his service as a director; his compensation for service as President and CEO is shown in the “Summary Compensation” table above.

(2)

The table below shows the aggregate number option awards and warrants outstanding for each non-employee director as of December 31, 2023. The table includes warrants issued to certain of our directors upon payment of deferred compensation occurring on September 29, 2020.

Name	Aggregate Option Awards and Warrants Outstanding as of December 31, 2023 (#)
Randal D. Chase	7,776
Dean G. Kollintzas	7,468
Nicole Lemerond	3,334
Robert T. McNally	10,263
Jayne Morgan	3,334
John N. Spencer, Jr.	8,070

Director Compensation Plan. In December 2021, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees – Under the Director Compensation Plan, each non-employee director receives an annual retainer (paid quarterly) of $25,000 ($50,000 for a non-employee Chairperson) for service as a member of the Board. In the absence of a non-employee Chairperson of the Board, a non-employee director designated as the Lead Director (currently Dr. McNally) receives an annual cash retainer of $35,000. Each non-employee director also receives an annual retainer of $7,500 ($15,000 for the Chairperson) for service as a member of the Audit Committee, $5,000 ($10,000 for the Chairperson) for service as a member of the Compensation Committee, and $5,000 ($7,500 for the Chairperson) for service as a member of the Nominating and Corporate Governance Committee. No additional fees are paid for meetings attended.

Stock Option Grants – We currently do not have a formula for determining stock option grants to directors (upon their election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2022, upon a recommendation of the Compensation Committee, the Board of Directors approved an annual stock option grant of 3,334 shares to each of its non-employee members for ongoing service as members of the Board of Directors. At its meeting in December 2023, the Board of Directors determined to adjust the calendar cycle of all stock option grants to employees as well as the Board of Director, such that no stock options were granted during 2023 and that annual grants would be considered in early 2024.

Expense Reimbursement – All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 25, 2024 by (i) each principal stockholder, (ii) each director; (iii) each of the executive officers named in the summary compensation table; and (iv) all executive officers and directors as a group. Other than Armistice we do not know of any person who beneficially owns more than 5% of our common stock as of March 25, 2024. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Principal Stockholders
Armistice Capital Master Fund Ltd. (2)	241,100	9.99%
Directors and Executive Officers: (3)
Randal Chase (4)	10,217	*
David A. Dodd (5)	52,452	2.2%
Dean G. Kollintzas (6)	8,268	*
Nicole Lemerond (7)	3,334	*
Kelly T. McKee (8)	2,719	*
Robert T. McNally (9)	13,858	*
Jayne Morgan (10)	3,334	*
Mark J. Newman (11)	5,698	*
John N. Spencer, Jr. (12)	9,472	*
All executive officers and directors as a group (11 persons) (13)	136,333	5.7%

* Less than 1%

(1)

This table is based upon information supplied by officers and directors, and with respect to principal stockholders, any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 2,308,309 shares of common stock outstanding as of March 25, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days after March 25, 2024 (subject to specified limits), at any time at the option of the holder, are deemed outstanding.

(2)

These shares are directly held by Armistice may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The number of shares beneficially owned includes (i) 238,000 shares of common stock issuable upon the exercise of pre-funded warrants and (ii) 1,408,998 shares of common stock issuable upon the exercise of common warrants, each of which are subject to beneficial ownership limitations that prohibit Armistice from exercising any portion of a warrant that would result in Armistice owning a percentage of our outstanding common stock exceeding the ownership limitations contained within each instrument (9.99% and 4.99%, respectively) after giving effect to the issuance of common stock in connection with Armistice’s exercise. The percentage of shares owned assumes the exercise of all warrants held by Armistice, up to the beneficial ownership limitations described above. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.
(4)	Includes 2,441 shares of common stock and stock options/warrants to purchase 7,776 shares of common stock.
(5)	Includes 18,661 shares of common stock and stock options/warrants to purchase 33,791 shares of common stock.
(6)	Includes 800 shares of common stock and stock options/warrants to purchase 7,468 shares of common stock.
(7)	Includes stock options to purchase 3,334 shares of common stock.
(8)	Includes 2,386 shares of common stock and stock options to purchase 333 shares of common stock.
(9)	Includes 3,595 shares of common stock and stock options/warrants to purchase 10,263 shares of common stock.
(10)	Includes stock options to purchase 3,334 shares of common stock.
(11)	Includes stock options to purchase 5,698 shares of common stock.
(12)	Includes 1,402 shares of common stock and stock options/warrants to purchase 8,070 shares of common stock.
(13)	Includes 36,689 shares of common stock and stock options/warrants to purchase 99,644 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and any of our directors, officers, principal stockholders or any of their respective affiliates, associates or related persons, other than transactions with officers which are covered by the duties of the Compensation Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will discuss the transaction with management and will consider all relevant facts and circumstances available to it including:

●	whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related person;
●	whether there are demonstrable business reasons for the Company to enter into the transaction;
●	whether the transaction would impair the independence of a non-employee director; and
●

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

These policies are in writing and included in the Company’s minute book.

Our Board of Directors has made the following findings and adopted the following policies (in writing) regarding related person transactions:

●

The Company has not made and will not make loans or loan guarantees on behalf of any director, officer, beneficially owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions.

●

The Company has not engaged and will not engage in material transactions with any director, officer, beneficial owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions, except as described below or as otherwise approved by our Audit Committee consistent with the policies and procedures described below.

●	The Company will make any future material affiliated transactions on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties.
●	A majority of the Company’s Audit Committee will approve all future material transactions.
●	The Company’s officers, directors, and counsel will:
o	consider their due diligence and assure that there is a reasonable basis for these representations, and
o	consider whether to embody the representations in the issuer’s charter or By-Laws.

Transactions with Related Persons

Other than compensation arrangements for our Named Executive Officers and directors, there were no transactions since January 1, 2023, to which we were a party or will be a party, in which the amount exceeds $120,000 and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had or will have a direct or indirect material interest. Compensation arrangements for our named executive officers and directors are described above under “Executive Compensation.”

December 2023 Private Placement

On December 2, 2023, we entered into a common stock warrant exercise inducement offer letter (the “Inducement Letter”) with Armistice Capital Master Fund Ltd. (the “Holder”) of existing warrants to purchase shares of the Company’s common stock at an exercise price of $48.90 per share, issued on January 19, 2022 and warrants to purchase shares of the Company’s common stock at an exercise price of $24.75 per share issued on May 27, 2022 (together, the “Existing Warrants”), pursuant to which the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 704,499 shares of the Company’s common stock, at a reduced exercised price of $6.21 per share, in consideration for the Company’s agreement to issue the 2023 Common Warrant to purchase up to 1,408,998 shares of common stock with an initial exercise price of $6.21 per share, exercisable at any on or after six months from the date of issuance and will expire five and one-half (5 ½) years following the date of issuance.

PROPOSAL 2

APPROVAL OF THE ISSUANCE OF UP TO 1,408,998 SHARES OF COMMON STOCK

UPON THE EXERCISE OF THE INDUCEMENT WARRANT

General

We are seeking shareholder approval for the issuance of up 1,408,998 shares of our common stock upon the exercise of our common stock purchase warrant (the “Inducement Warrant”) issued to an institutional investor in connection with the Warrant Exercise and Inducement Letter dated December 2, 2023 (the “Inducement Letter”). The terms of the Inducement Letter are set forth below in the section titled “Terms of Inducement Warrant.”

On December 2, 2023, the Company offered to reduce the exercise price of warrants to purchase 704,499 shares of common stock (the “Existing Warrants”) held by an institutional investor (the “Investor”), comprised of (i) warrants to purchase 204,499 shares of common stock that initially had an exercise price of $48.90 per share, issued on January 19, 2022, and (ii) warrants to purchase 500,000 shares of common stock that initially had an exercise price of $24.75 per share, issued on May 27, 2022, to $6.21 per share as an inducement to the exercise of the Existing Warrants, provided the Investor agreed to exercise for cash the Existing Warrants in consideration for the Company’s agreement to issue the Inducement Warrant (the “Warrant Exercise and Inducement Transaction”).

On December 4, 2023, the Investor exercised the Existing Warrants and in consideration for such exercise the Company issued the Inducement Warrant to the Investor. The Inducement Warrant has an exercise price of $6.21 per share, subject to certain anti-dilution adjustments, and is exercisable for five and a half years commencing on the date of issuance. The Company received aggregate gross proceeds of approximately $4,374,938 from the exercise of the Existing Warrants by the Investor and the sale of the Inducement Warrant, before deducting placement agent fees and other offering expenses payable by the Company.

The Company also agreed to file a registration statement on Form S-1 (the “Resale Registration Statement”) providing for the resale of the shares of common stock issuable upon the exercise of the Inducement Warrant (the “Warrant Shares) and to use commercially reasonable efforts to keep the Resale Registration Statement effective at all times until no holder of the Inducement Warrants owns any Inducement Warrants or Warrant Shares. The Company filed the Resale Registration Statement on January 2, 2024, which was declared effective by the SEC on January 11, 2024 (File No. 333-276345).

In the Inducement Letter, the Company agreed not to issue any shares of common stock or common stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until February 15, 2024. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letter) until June 2, 2024 (subject to certain exceptions).

Terms of Inducement Warrant

The following summary of certain terms and provisions of the Inducement Warrant is not complete and is subject to, and qualified in its entirety by, the provisions of the Inducement Warrant, the form of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 4, 2023 and is incorporated herein by reference.

Stockholder Approval

The issuance of the shares of common stock issuable upon exercise of the Inducement Warrant above the Exchange Cap (as defined below) are subject to shareholder approval under applicable rules and regulations of The Nasdaq Capital Market (“Shareholder Approval”). The Company agreed to convene a shareholders’ meeting to obtain such approval, and if the Company does not obtain Shareholder Approval at the first meeting, to call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the Inducement Warrant is no longer outstanding.

Duration and Exercise Price

The Inducement Warrant has an initial exercise price equal to $6.21 per share, is exercisable at any time on or after June 2, 2024, and expires on June 2, 2029. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, issuances of certain securities for a price per share below the exercise price of the Inducement Warrant in effect at the time of such issuance, a Fundamental Transaction (as defined below) or similar events affecting our common stock and the exercise price.

Exercisability and Exercise Limitation

The Inducement Warrant will be exercisable, at the option of the holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Inducement Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise (the “Blocker Provision”), except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Inducement Warrant up to 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Inducement Warrant.

Cashless Exercise

If, at the time a holder exercises its or his Inducement Warrant, a registration statement registering the resale of the Warrant Shares by the holder under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Inducement Warrant.

Fundamental Transactions

If at any time the Inducement Warrant is outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined below), a holder of the Inducement Warrant will be entitled to receive, upon exercise of the Inducement Warrant, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Inducement Warrant immediately prior to the Fundamental Transaction. As an alternative, and at the Holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), the Company shall purchase the unexercised portion of the Inducement Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Inducement Warrant on the date of the consummation of such Fundamental Transaction.

A “Fundamental Transaction” is defined in the Inducement Warrant to mean (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we or any subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another Person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the common equity, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of our common stock or 50% or more of the voting power of the common equity.

Dividends or Distributions

If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the common warrants, then, in each such case, the holders of the Inducement Warrant shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the Inducement Warrant.

Purchase Rights

If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as “Purchase Rights”, then each holder of the Inducement Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Inducement Warrant immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Failure to Timely Deliver Shares

If we fail to deliver to the holder a certificate representing shares issuable upon exercise of the Inducement Warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the Inducement Warrant, in each case, by the delivery date set forth in the Inducement Warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the Warrant Shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly-exercised Inducement Warrant, we will be required to pay liquidated damages in the amount of $10 per trading day foreach $1,000 of the shares of common stock exercised but not delivered (and rising to $20 per trading day beginning the third trading day after the Warrant Share delivery date) until such time the shares of common stock are delivered or the holder rescinds such exercise.

No Fractional Shares

No fractional shares or scrip representing fractional shares will be issued upon the exercise of the Inducement Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company, at its election, can either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or make arrangements, or provide reasonable opportunity, for any person entitled to or holding a fractional interest in a share to sell such fractional interest or to purchase such additional fractional interests as may be necessary to acquire a full share.

Trading Market

There is no established trading market for the Inducement Warrant, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the Inducement Warrant on any securities exchange or other trading market. Without a trading market, the liquidity of the Inducement Warrant will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Inducement Warrant or by virtue of the holder’s ownership of shares of the Company’s common stock, a holder of the Inducement Warrant does not have the rights or privileges of a holder of the Company’s common stock, including any voting rights, until such holder exercises such holder’s Inducement Warrant. The Inducement Warrant provides that a holder(s) of the Inducement Warrant has the right to participate in distributions or dividends paid on the Company’s shares of common stock.

Transferability

Subject to applicable laws, the Inducement Warrant may be offered for sale, sold, transferred or assigned.

Waivers and Amendments

The Inducement Warrant may be modified or amended or the provisions of the Inducement Warrant waived with the Company’s and the holder’s written consent.

Reasons for the Inducement Warrant Exercise Proposal

Our common stock is listed on The Nasdaq Capital Stock Market (“Nasdaq”) and trades under the ticker symbol “GOVX.” Nasdaq Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Although 1,408,998 shares of common stock, or approximately 37.9% of the outstanding shares of our common stock (on a post-exercise basis), are issuable upon full exercise of the Inducement Warrant, the Inducement Warrant contains a Blocker Provision limits the number of shares which the Investor or its affiliates may be deemed to beneficially own at any time at 4.99% of the outstanding shares.

In addition, Nasdaq Listing Rule 5635(d) requires stockholder approval for a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the Minimum Price if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance (the “Exchange Cap”). The exercise price of the Inducement Warrant was equal to the Minimum Price immediately on the trading date preceding the signing of the Inducement Letter, which was lower than the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Inducement Letter. For Nasdaq purposes, “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

Given the foregoing, we are seeking stockholder approval of the Inducement Warrant Exercise Proposal, to comply with Nasdaq Listing Rule 5635(d), to issue more than 20% of our outstanding common stock to the holder of the Inducement Warrant issued in connection with the Inducement Letter to allow for the full exercise of the Inducement Warrant.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our common stock outstanding, and, as a result, if the Inducement Warrant is exercised, our current stockholders will own a smaller percentage of our then-outstanding shares of common stock. Additionally, the issuance or resale of our common stock issued to the holder upon exercise of the Inducement Warrant could cause the market price of our common stock to decline.

Potential Consequences if this Proposal is Not Approved

The Board is not seeking the approval of our stockholders to authorize our entry into or consummation of the transactions contemplated by the Inducement Letter, as the Warrant Exercise and Inducement Transaction has already been completed and the Inducement Warrant has already been issued. We are only asking for approval to issue the shares underlying the Inducement Warrant upon exercise thereof.

The failure of our stockholders to approve this Proposal will mean that: (i) we cannot permit the exercise of the Inducement Warrant for shares of common stock above the Exchange Cap and (ii) we would, in lieu of issuing shares of common stock above the Exchange Cap, be obligated to call a meeting of stockholders every four months to seek stockholder approval until the earlier of the date stockholder approval is obtained or the Inducement Warrant is no longer outstanding.

The Inducement Warrant has an initial exercise price of $6.21 per share. Accordingly, we would realize an aggregate of up to approximately $8,749,877 in gross proceeds if the Inducement Warrant were exercised in full based on such value. If the Inducement Warrant cannot be exercised, we will not receive any such proceeds, which could adversely impact our ability to fund our operations.

No Appraisal Rights

Appraisal or dissenter rights are statutory rights under the laws of Delaware that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal or dissenter rights are not available in all circumstances. Appraisal rights are not available to our stockholders in connection with the Warrant Exercise and Inducement Transaction.

Required Vote

The affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of this proposal. Abstentions will have the same effect as votes against this proposal. As noted above, we believe that this proposal will be considered “non-routine” and therefore broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE INDUCEMENT WARRANT EXERCISE PROPOSAL.

PROPOSAL 3.

APPROVAL OF THE AMENDMENT OF THE COMPANY’S BY-LAWS TO REDUCE THE QUORUM REQUIRED FOR MEETINGS OF STOCKHOLDERS

General

We are seeking shareholder approval for the amendment of the Company’s By-Laws (the “By-Laws Amendment”) to reduce the quorum for stockholder meetings from a majority of the outstanding voting securities of the Company (the “Current Quorum”) to thirty-three-and-one-third percent (33 1/3%) of the outstanding voting securities of the Company (the “New Quorum”). The Board of Directors has determined that such an amendment is in the Company’s best interests.

A quorum is the minimum amount of voting power that must be present in person or by proxy at a stockholder meeting, as accounted for by number of outstanding shares of stock entitled to vote at such a meeting, in order for that meeting to be validly held. It is a requirement under Delaware law that a company specify its quorum for its stockholder meetings by defining the proportion of the voting power that constitutes a quorum in its articles of incorporation or by-laws.

Our By-Laws provide that the Current Quorum for a meeting of the Company’s stockholders is participation of the holders of a majority of the shares entitled to vote, represented in person or by proxy. Under Delaware law, the minimum quorum requirement is 33 1/3%. Our Current Quorum is above the minimum quorum requirement under law.

Reasons for the By-Laws Amendment Proposal

In recent years, we have encountered difficulties reaching our Current Quorum for our stockholder meetings, which has required costly proxy solicitation efforts. On one occasion, we were required to adjourn the stockholder meeting for a period to allow us to solicit further proxies from our stockholders in order to reach the Current Quorum and validly hold the meeting of stockholders.

As a result of the above, the Board believes that a reduction in the Current Quorum, for any future stockholder meetings, to the New Quorum, and the By-Laws Amendment to make this change, is in the best interests of the Company and its stockholders.

By adopting the By-Laws Amendment: we will reduce the risk of our failing to achieve the required quorum for any stockholder meetings, which failure would require us to adjourn such meetings and therefore cause us to incur additional costs, such as additional meeting costs and possibly hiring proxy solicitors, and suffer disruptions to our business. Additionally, we believe that the New Quorum is high enough to ensure that a broad range of stockholders are present at a stockholder meeting in person or by proxy.

Additional Information

This summary is intended to provide you with basic information concerning the By-Laws Amendment. The full text of the amendment to our By-Laws is included as Annex A to this Proxy Statement.

Required Vote

The affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of this proposal. Abstentions will have the same effect as votes against this proposal. As noted above, we believe that this proposal will be considered “non-routine” and therefore broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE BY-LAWS AMENDMENT PROPOSAL.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wipfli LLP, (Atlanta, GA, PCAOB ID Number 344) has served as the Company’s independent registered public accounting firm since 2005. The Audit Committee has appointed Wipfli to serve as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2024. Wipfli is considered by the Audit Committee and management to be well qualified. Representatives of Wipfli are not expected to be present at the annual meeting.

Principal Accountant Fees and Services

The aggregate fees billed for the services rendered to us by Wipfli LLP for the years ended December 31, 2023 and 2022 were as follows:

	2023	2022
Audit Fees (1)	$136,000	$131,636
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$136,000	$131,636

(1)

Audit Fees for 2023 and 2022 consisted principally of fees for professional services in connection with the audits of our consolidated financial statements, review of our Annual Report on Form 10-K, review of our interim financial statements and Quarterly Reports on Form 10-Q, and review of registration statements.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors (the “Policy”) prior to the engagement of the independent auditors with respect to such services. Under the Policy, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent auditor’s independence. All services provided by our independent auditors in fiscal 2023 and 2022 were pre-approved by the Audit Committee.

Stockholder ratification of the Audit Committee’s selection of Wipfli as our independent registered public accounting firm for the year ending December 31, 2024 is not required by our By-Laws, or otherwise. Nonetheless, the Board of Directors has elected to submit the selection of Wipfli to our stockholders for ratification. The selection will be ratified if a majority of the votes cast at the Annual Meeting on the proposal vote in favor. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the outcome of either proposal. If the selection of Wipfli as our independent registered public accounting firm for the year ending December 31, 2024 is not ratified, the matter will be referred to the Audit Committee for further review.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4 TO RATIFY THE APPOINTMENT OF WIPFLI LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company’s financial reporting process. The Audit Committee consists of four directors, each of whom are independent in accordance with the criteria of independence set forth in Section 301(3)(B) of the Sarbanes-Oxley Act of 2002 and operates pursuant to an Audit Committee charter that is reviewed annually by the Audit Committee and updated as appropriate. The Audit Committee charter is available on our web site at http://www.geovax.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2023 with management and the Company’s independent public accountants; (ii) discussed with the Company’s independent public accountants the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the Securities and Exchange Commission; (iii) received and reviewed the written disclosures and letter from the Company’s independent public accountants as required by the Public Company Accounting Oversight Board regarding the independent accountants’ independence; and (iv) discussed with the Company’s independent public accountants their independence from the Company.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit professional services rendered by Wipfli LLP, as discussed above and disclosed elsewhere in this Proxy Statement, is compatible with maintaining their independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE
John N. Spencer, Jr., Chairman
Randal D. Chase
Dean G. Kollintzas
Nicole Lemerond

OTHER MATTERS

Stockholder Proposals and Other Director Nominations

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) at our next Annual Meeting of Stockholders to be held in 2025 must be received by us on or before December 6, 2024. Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy statement and proxy in 2025. Stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by us after December 6, 2024. If a stockholder proposal received after December 6, 2024 is considered at the Annual Meeting, the appointed proxies will have discretionary authority to vote on the matter. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements, even if it was not discussed in this Proxy Statement.

Notice of intention to present a proposal at the 2025 Annual Meeting of Stockholders should be addressed to Corporate Secretary, GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.

In addition to the above requirements, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than GeoVax’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.

Availability of Annual Report

GeoVax’s Annual Report to Stockholders, containing the Company’s Annual Report on Form 10-K including the Company’s audited financial statements for the year ended December 31, 2023, accompanies this Proxy Statement but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2023, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, GeoVax Labs Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, or contact Investor Relations by telephone at (678) 384-7220 or email at investor@geovax.com. The Company’s Form 10-K is also available online at the Company’s website, www.geovax.com.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers or other nominees may participate in the practice of “householding” proxy materials. This means that only one copy of our Proxy Statement, form of proxy, Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders living in the same household. We will promptly arrange for delivery of a separate copy of our Proxy Statement, form of proxy, Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder of record who shares with another stockholder an address to which only one copy was delivered upon request made (i) in writing to us at GeoVax Labs, Inc., Attention: Corporate Secretary, 1900 Lake Park Drive, Suite, 380, Smyrna, Georgia 30080, (ii) by calling us at (678) 384-7220, or (iii) via e-mail to investor@geovax.com. Any stockholder who shares with another stockholder an address that receives only one copy of our proxy statement and wishes to receive a separate copy of any such document in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee, or contact us at the above address and telephone number.

By Order of the Board of Directors

Mark W. Reynolds
Corporate Secretary

ANNEX A

AMENDMENT TO THE BY-LAWS

OF

GEOVAX LABS, INC.

This Amendment to the By-Laws (“By-Laws”) of GeoVax Labs, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, is hereby duly adopted pursuant to and in accordance with the provisions of the By-Laws.

1.	Section 2.5 of the By-Laws of the Corporation is hereby replaced in its entirety with the following:

“Section 2.5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these by-laws, at each meeting of stockholders the presence in person or by proxy of the holders of thirty-three and a third percent (33 1/3%) of the voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 2.4 of these by-laws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.”

A-1

GEOVAX LABS, INC.

ATTN: CORPORATE SECRETARY

1900 LAKE PARK DRIVE

SUITE 380

SMYRNA, GEORGIA 30080

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy material electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GEOVAX LABS, INC.

The Board of Directors recommends you vote FOR the following:	For All	Withold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) David A. Dodd	03) Dean G. Kollintzas	05) Robert T. McNally	07) John N. Spencer, Jr.
02) Randal D. Chase	04) Nicole Lemerond	06) Jayne Morgan

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:		For	Against	Abstain
2.	Approval of the Inducement Warrant Exercise Proposal.	☐	☐	☐
3.	Approval of By-Laws Amendment Proposal.	☐	☐	☐
4.	Ratification of the appointment of Wipfli LLP as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE:   To transact such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby ratifies and confirms all that said attorneys in fact, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of the annual meeting and the accompanying proxy statement.

NOTE: Please sign, within the box, exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

GEOVAX LABS, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

May 23, 2024, 8:30 a.m.

The shares represented by this proxy will be voted as specified herein by the stockholder when instructions are given in accordance with the procedures described herein and in the accompanying Proxy Statement. If no specification is made, all shares will be voted “FOR” approval of all proposals.

The stockholder represented herein appoints David A. Dodd and Mark W. Reynolds, and each of them, with full power to act alone, the true and lawful attorneys in fact and proxies, with the full power of substitution and revocation, to vote all shares of common stock entitled to be voted by said stockholder at the Annual Meeting of Stockholders of GeoVax Labs, Inc. to be held at the offices of Womble Bond Dickinson (US) LLP, 1331 Spring Street, NW, Suite 1400, Atlanta, Georgia 30309, on May 23, 2024 at 8:30 a.m. Atlanta Time, and in any adjournment or postponement thereof as specified in this proxy. This proxy revokes any proxy previously given.

Stockholders may revoke this proxy at any time prior to the vote at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above.

[CONTINUED AND TO BE SIGNED ON REVERSE SIDE]